UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934



Date of Report:           March 23, 2001
                (Date of earliest event reported)



                    Allen Organ Company
   (Exact name of registrant as specified in its charter)



  Pennsylvania             0-275              23-1263194
(State or other         (Commission          (IRS Employer
 jurisdiction           File Number)      Identification No.)
 of incorporation)


150 Locust Street, P.O. Box 36, Macungie, Pennsylvania  18062-0036
 (Address of principal executive offices)               (Zip Code)



                        610-966-2200
       (Registrants telephone number, including area code)

Item 5    Other Events

     Allen Organ Company (NASDAQ-AORGB) Macungie, PA today announced that it expects sales and operating income in its first quarter ended March 31, 2001 to be significantly lower than both the first quarter ended March 31, 2000 and fourth quarter ended December 31, 2000. These decreases are due to lower sales in the Company's Data Communications segment.
     As a result of the current economic downturn, purchases of data communications equipment has significantly slowed. Some of the Company's Data Communications products are sold to carriers including Competitive Local Exchange Carriers
(CLEC). The financial markets have significantly lowered the valuations for these types of companies, some of which require continued funding to build out their networks (purchase equipment) and deliver services. The Company has experienced delays in completing sales to this sector because of such funding difficulties. Future sales to some of these customers may be negatively affected by their ability to raise capital.
     Due to the economic problems discussed above, the Company's Data Communications segment expects lower sales in both the first quarter and year ended December 31, 2001. As a result of this decrease in sales the Company estimates that this segment will incur an operating loss in excess of $3,000,000 in the first quarter ended March 31, 2001. The Company has developed plans to reduce operating expenditures to improve future operating results.
     The Data Communications segment operates through two business units and accounted for $33,321,342 and $23,295,979 of the Company's 2000 and 1999 revenue, respectively. This segment incurred a loss from operations of $2,063,221 and $805,738 for 2000 and 1999, respectively.
     Allen Organ Company operates in four industry segments:
Musical Instruments, Data Communications, Electronic Assemblies and Audio Equipment. The Company's consolidated revenue was $72,516,208 and $58,018,742 for 2000 and 1999 respectively. Consolidated income from operations was $3,822,070 for 2000, as compared to $1,812,856 in 1999.
Currently, the Company's other operating segments have not been significantly affected by the slower economic environment.



                         Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                     ALLEN ORGAN COMPANY

Date:      March 23, 2001            /s/ STEVEN MARKOWITZ
                                   Steven Markowitz, President